UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 31, 2005

Southern Community Financial Corporation

North Carolina	000-33227	56-2270620
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

4605 Country Club Road, Winston-Salem, North Carolina	27104
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number: (336) 768-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This document contains 2 pages, excluding exhibits.

Item 2.02: Results of Operations and Financial Condition

On January 31, 2005, Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, reported operating results for the three and twelve month periods ended December 31, 2004. The Company completed the acquisition of The Community Bank in the first quarter of 2004, which has provided much of the year-over-year growth. For the 4th quarter ended December 31, 2004, the Company reported net income of $2.4 million up 181.5% from $836,000 in the year ago period. Earnings per share increased to $0.13 per diluted share as compared to $0.09 per diluted share for the year-ago fourth quarter. As for the twelve month period ended December 31, 2004, net income rose $4.4 million to 8.1 million, an increase of 121.2%, from $3.7 million for the same twelve month period in 2003. On a diluted per share basis, the Company reported $0.45 as opposed to $0.40 for the twelve month period ended December 31, 2003, up 12.5%.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust a community bank with eighteen banking offices throughout the Piedmont Triad region of North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Item 9.01(c): Exhibits

     Exhibit 99:      Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Community Financial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southern Community Financial Corporation

By:	/s/ Scott C. McLean

Scott C. McLean
Senior Vice President

Date:	January 31, 2005